UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2016

The 2016 Annual Meeting of Stockholders (Annual Meeting) of YRC Worldwide Inc. (we, us, our or the Company) will be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas 66211, on Tuesday, April 26, 2016 at 10:00 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of eight members of our Board of Directors named in the accompanying proxy statement for a one-year term to expire at the 2017 Annual Meeting of Stockholders;

Proposal 2:	advisory vote to approve named executive officer compensation;

Proposal 3:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016;

and transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 3, 2016 as the record date for determining holders of record (Stockholders) of our common stock, par value $0.01 per share, and Series A Voting Preferred Stock, par value $1.00 per share, entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our Stockholders instead of a printed copy of the proxy statement and our 2015 annual report to stockholders. The notice provides instructions on how to access those materials on the Internet and how to obtain printed copies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

James A. Fry

Secretary

Overland Park, Kansas

March 17, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING TO BE HELD ON APRIL 26, 2016

The Company’s proxy statement for the Annual Meeting and its annual report to stockholders for the fiscal year ended December 31, 2015 are available at www.proxyvote.com.

YRC WORLDWIDE INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

10990 Roe Avenue

Overland Park, Kansas 66211

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2016 Annual Meeting of Stockholders (Annual Meeting), to be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas, at 10:00 a.m., Central Time, on Tuesday, April 26, 2016, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is 913.696.6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website address is www.yrcw.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our and the Company refer to YRC Worldwide Inc. and, unless the context requires otherwise, its subsidiaries.

On or before March 17, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our common stock, par value $0.01 per share (Common Stock) and Series A Voting Preferred Stock, par value $1.00 per share (Series A Preferred Stock).

The Company’s annual report to stockholders (Annual Report) for the fiscal year ended December 31, 2015, which includes the Company’s fiscal 2015 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Throughout this proxy statement, holders of our Common Stock and the Series A Preferred Stock are referred to collectively as Stockholders. The Common Stock and Series A Preferred Stock are referred to collectively as Securities.

Questions and Answers

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a Stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	this proxy statement; and

•	our 2015 annual report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making this proxy statement and our 2015 annual report available to Stockholders electronically on the Internet. On March 17, 2016, we began mailing the Notice to Stockholders of record as of the record date. Holders of our Securities will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1.800.884.4225 or at www.computershare.com/contactus.

What am I voting on?

Our Board is soliciting your vote for:

Proposal 1: the election of eight members of our Board of Directors for a one-year term to expire at the 2017 Annual Meeting of Stockholders;

Proposal 2: advisory vote to approve named executive officer compensation; and

Proposal 3: ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for fiscal year 2016.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the eight directors for a one-year term to expire at the 2017 Annual Meeting of Stockholders (Proposal 1);

•	FOR the approval, on a non-binding basis, of the compensation of our named executive officers (Proposal 2); and

•	FOR ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2016 (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on March 3, 2016 (record date) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our Stockholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your Common Stock ownership. If we cannot verify that you own our Common Stock or Series A Preferred Stock, it is possible that you may not be admitted to the meeting.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors and executive officers as well as representatives of KPMG will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions so that more Stockholders will have an opportunity to ask questions.

How many votes do I have?

On the record date, there were 33,256,615 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the record date.

We refer to the total number of votes represented by our outstanding Securities as our total voting power. As of the record date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

•	Securities of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares of Common Stock, and we sent the Notice directly to you. If you are the record holder of the Series A Preferred Stock, we sent the Notice directly to you.

•	Beneficial Owner of Securities. If your Securities are held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Securities, and the Notice was sent either directly to you or was forwarded to you by your nominee. The nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Securities held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your

Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the Securities (but in any event not less than one-third of such Securities) who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot at the meeting.

•	On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.

•	By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 10:59 p.m., Central Time, on April 25, 2016 to be counted.

If I am a beneficial owner of Securities held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of Securities held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Securities. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. If you requested printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 10:59 p.m., Central Time, on April 25, 2016 to be counted.

How do I vote if I own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of International Brotherhood of Teamsters employees?

If you participate in the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters (IBT) employees, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on your behalf. Under the Teamster-National 401(k) Savings Plan, however, you have pass-through voting rights based on the number of shares of Common Stock allocated to your account. You may exercise your pass-through voting rights on the Internet at www.proxyvote.com, or by calling 1.800.690.6903 and following the instructions provided. If you requested printed copies of the proxy materials by mail, you may also vote by marking, signing and dating the enclosed card and returning it as soon as possible in the enclosed envelope. Please note that because you do not own our Common Stock, you are not entitled to attend our Annual Meeting and vote in person. If you fail to give timely voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions are received. Your vote must be received by 10:59 p.m., Central Time, on April 19, 2016 to be counted.

What happens if I do not give specific voting instructions?

•	Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

•	Beneficial Owners of Securities. If you are a beneficial owner of Securities and do not provide the nominee that holds your Securities with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Securities on that matter. This is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 3 (ratification of the appointment of KPMG) is a proposal we believe is routine.

Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve named executive officer compensation) are proposals we believe are non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether our Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of eight directors for a one-year term to expire at the 2017 Annual Meeting of Stockholders	Each director must be elected by a plurality of the votes cast. This means the eight nominees who receive the greatest number of FOR votes will be elected.

Proposal 2 Advisory vote on named executive officer compensation	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2016	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

What is the effect of the advisory vote?

As an advisory vote, Proposal 2 is not binding on our Board or Compensation Committee and the final decision on the matters covered by Proposal 2 remains with them. We value the opinion of our Stockholders on this important issue, however. Approximately 74% of the total votes cast on the proposal at our 2015 Annual Meeting were voted for the proposal. Our Compensation Committee appreciated this level of support for its compensation philosophy and will consider the results of the advisory vote on named executive officer compensation when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

How will my proxy be voted?

Securities represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. James L Welch and James A. Fry are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Securities at the Annual Meeting. All Securities represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the eight directors named in this proxy statement for a one-year term to expire at the 2017 Annual Meeting of Stockholders;

(2)	FOR the resolution approving, on an advisory basis, the compensation of the Company’s named executive officers;

(3)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016; and

(4)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We have retained Morrow & Co., LLC to assist in soliciting proxies for a fee of $7,500, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Securities their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary. In addition, information regarding the Annual Meeting is available via the Internet at the website, www.proxyvote.com.

Stockholder Proposals and Communications with our Board

Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), provides that we must receive Stockholders’ proposals intended for presentation at the 2017 annual meeting of our Stockholders (2017 Annual Meeting) by November 17, 2016 to be eligible for inclusion in the proxy statement for the 2017 Annual Meeting. All other Stockholder proposals should be submitted in writing to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Stockholders who wish to present a proposal for consideration must submit the proposal in accordance with the advance notice provisions of our Bylaws. Stockholder proposals submitted for consideration at the 2017 Annual Meeting will be considered not properly submitted, and will be out of order, unless we receive notice of the proposal not fewer than 60 days nor more than 90 days prior to the date of the 2017 Annual Meeting, as provided in our Bylaws. If, however, we give fewer than 70 days’ notice or prior public disclosure of the date of the 2017 Annual Meeting, then, to be timely, we must receive notice of a Stockholder proposal by the 10th day following the day we provide notice of, or publicly disclose, the date of the 2017 Annual Meeting. We may use our discretionary authority to preclude any Stockholder proposal received after that time from presentment at the 2017 Annual Meeting.

Director Nominations

Stockholders who wish to nominate qualified candidates for election to our Board may write our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Each Stockholder nomination must provide the following information about the candidate:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment; and

•	number of shares of our Common Stock beneficially owned.

To be considered at the 2017 Annual Meeting, we must receive your nomination not fewer than 14 days nor more than 50 days prior to the date of the 2017 Annual Meeting. If, however, we give fewer than 21 days’ notice of the date of the 2017 Annual Meeting, we must receive your nomination by the seventh day following the day we provide notice of the 2017 Annual Meeting date. Our Governance Committee uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this proxy statement when considering nominees for director, including nominees submitted by Stockholders.

We reserve the right to require any Stockholder nominee to complete and sign a Director & Officer Questionnaire as a condition for such nomination.

Communication with the Board

We encourage any Stockholder who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Our Secretary will assure that the Governance Committee Chairman receives your correspondence.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple Stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.800.542.1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies furnished to us of reports persons are required to file under Section 16(a) of the Exchange Act, we believe that for the year ended December 31, 2015 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act, other than the Form 4s filed by each of Messrs. Boehmer, Hawkins, O’Connor and Ware and Ms. Fisher on March 9, 2015.

Security Ownership of Management and Directors

Shares of our Common Stock that our named executive officers (NEOs), directors and executive officers owned as of March 3, 2016, except as otherwise noted, include:

•	Common Stock in which they may be deemed to have a beneficial interest; and

•	restricted Common Stock subject to our Amended and Restated 2011 Incentive and Equity Award Plan (Amended 2011 Plan).

All of the NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

Name	Shares of Common Stock Beneficially Owned as of 3/3/16		Shares the Person has Right to Acquire on or Prior to 5/2/16	Total beneficial Ownership		Percentage of Class (1)
James L. Welch	528,875	(2)	—	528,875	(2)	1.6%
Jamie G. Pierson	207,679	(2)	—	207,679	(2)	*
James A. Fry	35,642	(2)	—	35,642	(2)	*
Darren D. Hawkins	57,954	(2)	—	57,954	(2)	*
Scott D. Ware	48,326	(2)	—	48,326	(2)	*
Raymond J. Bromark (3)	5,000		—	5,000		*
Douglas A. Carty (3)	—		—	—		*
William R. Davidson (4)	7,721		—	7,721		*
Matthew A. Doheny (3)	—		—	—		*
Robert L. Friedman (3)	—		—	—		*
James E. Hoffman (3)	—		—	—		*
Michael J. Kneeland (3)	—		—	—		*
Patricia M. Nazemetz (5)	—		—	—		*
James F. Winestock (6)	41,756		—	41,756		*
All directors and executive officers as a group (18 Persons)	1,090,726	(2)	—	1,090,726	(2)	3.3%

*	Indicates less than 1% ownership.
(1)	Based on 33,256,615 shares of our Common Stock issued and outstanding as of March 3, 2016. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time within 60 days of March 3, 2016 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2)	Includes unvested shares of restricted Common Stock as of March 3, 2016. Does not include unearned performance stock units or performance stock units that have been earned but remain subject to time-based vesting.
(3)	Does not include 43,065 shares of Common Stock that were issuable upon the vesting of certain restricted stock units (RSUs), the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board, and does not include 3,204 shares of Common Stock underlying unvested RSUs.
(4)	Does not include 1,601 shares of Common Stock that were issuable upon the vesting of certain RSUs, the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board, and does not include 3,204 shares of Common Stock underlying unvested RSUs.

(5)	Does not include 7,721 shares of Common Stock that were issuable upon the vesting of certain RSUs, the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board.
(6)	Does not include 6,309 shares of Common Stock that were issuable upon the vesting of certain RSUs, the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board, and does not include 3,204 shares of Common Stock underlying unvested RSUs.

Security Ownership of Certain Beneficial Owners

As of March 3, 2016, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than five percent of our Common Stock were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned as of 3/3/16	Shares the Person has Right to Acquire on or Prior to 5/2/16	Total beneficial Ownership	Percentage of Class (1)
Affiliates of Avenue Capital Management II, L.P. (2) 399 Park Avenue, 6th floor New York, New York 10022	4,795,767	—	4,795,767	14.4%

Affiliates of Masters Capital Management, LLC (3) 3060 Peachtree Road, Suite 1425 Atlanta, Georgia 30305	2,138,629	—	2,138,629	6.4%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	1,787,584	—	1,787,584	5.4%

(1)	Based on 33,256,615 shares of our Common Stock issued and outstanding as of March 3, 2016, plus the number of shares of our Common Stock deemed outstanding with respect to individual holders pursuant to Exchange Act Rule 13d-3(d)(1).
(2)	The securities reported in this table are based on a Schedule 13D/A filed on January 28, 2016 by the Avenue Capital Group. The securities reported in this table are held by Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership (Avenue Spec VI) and Avenue Special Opportunities Fund I, L.P., a Delaware limited partnership (Avenue Special Opportunities and together with Avenue Special Opportunities and Avenue Spec VI, the Avenue Funds). Avenue Capital Partners VI, LLC, a Delaware limited liability company (Avenue Capital VI), is the general partner of Avenue Spec VI. GL Partners VI, LLC, a Delaware limited liability company (GL VI), is the managing member of Avenue Capital VI. Avenue SO Capital Partners I, LLC, a Delaware limited liability company (Avenue SO Capital Partners) is the general partner of Avenue Special Opportunities. GL SO Partners I, LLC, a Delaware limited liability company (GL SO Partners I) is the managing member of Avenue SO Capital Partners. Avenue Capital Management II, L.P., a Delaware limited partnership (Avenue Capital Management II), is an investment adviser to each of the Avenue Funds. Avenue Capital Management II GenPar, LLC, a Delaware limited liability company (GenPar), is the general partner of Avenue Capital Management II. Marc Lasry is the managing member of GL VI, GL SO Partners I, and GenPar. The 4,795,767 shares of our Common Stock reported in this table as beneficially owned by affiliates of Avenue Funds represent 1,337,155 shares of Common Stock held by Avenue Special Opportunities and 3,458,612 shares of Common Stock held by Avenue Spec VI.
(3)	The securities reported in this table are based on a Schedule 13 G filed on February 12, 2016 by Masters Capital Management, LLC. Michael Masters is the managing member of Masters Capital Management, LLC. The securities reported in this table, which are beneficially owned by Masters Capital Management, LLC and Michael Masters, are owned by advisory clients of Masters Capital Management, LLC, none of which owns more than 5% of the class.
(4)	The securities reported in this table are based on a Schedule 13G filed on January 28, 2016 by BlackRock, Inc. (“BlackRock”), on behalf of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited and BlackRock Investment Management, LLC, none of which owns more than 5% of the class, of which BlackRock reported the sole power to vote or to direct the vote of 1,721,135 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,787,584 shares of our Common Stock.

PROPOSAL 1 PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our Stockholders will elect eight directors to hold office until the 2017 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board.

Raymond J. Bromark Director since July 22, 2011	70

Retired (since 2006); PricewaterhouseCoopers LLP (accounting and advisory services): (1967 – 2006), Head of Professional, Technical, Risk and Quality Group (2000 – 2006), Global Audit Partner (1994 – 2000), Deputy Vice Chairman, Audit and Business Advisory Services (1990 –1994), Audit Partner (1980 – 1990), and consultant (2006 – 2007); Current Director: CA, Inc. (information technology management software and services); Tesoro Logistics GP, LLC, the General Partner of Tesoro Logistics LP (operator , developer and acquirer of crude oil, refined products and natural gas logistics assets); Former Director: World Color Press Inc. (commercial printing) (2009 – 2010).

Mr. Bromark draws on his extensive experience in accounting, auditing, financial reporting and compliance, and regulatory affairs; deep understanding of financial controls and familiarity with large public company audit clients; experience in leadership positions at PricewaterhouseCoopers LLP; and experience as a current or former director, including audit committee chairman, of other public companies to provide important guidance to our Board on financial reporting and accounting issues affecting our Company.

Matthew A. Doheny Director since July 22, 2011	45

North Country Capital LLC (private investment firm): President (since 2011); Candidate for U.S. House of Representatives (2010 and 2012); Fintech Advisory Inc. (private investment firm): Portfolio Manager (2008 –2010); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Current Director: Affinity Gaming (casino operator), R.A. Holdings Corp., Eastman Kodak Co. (printing technology), Residential Capital, LLC; Former Director: BridgeStreet Worldwide, Inc. (corporate housing provider).

Mr. Doheny’s financial expertise and experience as an investor in financial and operational turnarounds, and his leadership and experience in the private investment and investment banking industries provide valuable insight to our Board on our financial structure and strategies.

Robert L. Friedman Director since July 22, 2011	72	The Blackstone Group LP (investment and financial advisory firm): Senior Advisor (since 2012), Senior Managing Director (1999 – 2012), Chief Legal Officer (2003 – 2010) and Chief Administrative Officer (2003 –2007); Simpson Thacher & Bartlett (legal services): Partner (1975 – 1999); Current Director: Axis Capital Holdings Ltd. (insurance and reinsurance); Former Director: Orbitz Worldwide, Inc. (travel products and services), TRW Automotive Holdings Inc. (automobile systems, components and modules), Corp Group Banking S.A. (banking), FGIC Corporation (insurance), Northwest Airlines, Inc. (airline), The India Fund, Inc. (closed end mutual fund), Premcor Inc. (oil refineries), and American Axle & Manufacturing, Inc. (automotive components).

		Mr. Friedman has a unique combination of experience as a corporate lawyer and outside counsel to public companies and their boards on corporate governance and other legal matters, experience in financial and investment analysis as a senior officer of a leading investment firm, and experience as a current or former director of other public companies. Mr. Friedman draws on this experience to provide valuable guidance to our Board on our corporate governance, financial management, and legal and regulatory affairs.

James E. Hoffman Director since July 22, 2011	63

2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (2008 – 2015); Alliant Energy Business Development: Executive Vice President; Alliant Energy Resources, a subsidiary of Alliant Energy Corporation (electric and natural gas services): President (1998 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990). Mr. Hoffman is also a past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership and restructuring and other board experience inform his counsel to the Board on the financial and operational issues we face and contribute to his effectiveness as our Board Chairman.

Michael J. Kneeland Director since July 22, 2011	62

United Rentals, Inc. (equipment rental): President, Chief Executive Officer and Director (since 2008), Interim Chief Executive Officer (2007 – 2008), Executive Vice President and Chief Operating Officer (2007), Executive Vice President – Operations (2003 – 2007), Regional Vice President (2000 – 2004), and District Manager (1998 – 2000).

Mr. Kneeland is experienced in a number of substantive areas affecting our Company, including logistics, information technology, real estate, risk management, human resources and public company oversight and governance, from his tenure at a large, publicly-held corporation. Mr. Kneeland draws on this experience to provide our Board with valuable perspectives on the operational and strategic issues we face.

Patricia M. Nazemetz Director since March 23, 2015	66

NAZ DEC LLC (executive consulting firm): Principal and founder (since 2011); Xerox Corporation (document technology, services, software and supplies): Corporate Vice President and Chief Human Resources and Ethics Officer (2007 – 2011), Chief Human Resources Officer (1999 – 2007), other key roles in the human resources department (1979 – 1999); Current Director: Astoria Financial Corporation (holding company for Astoria Bank); Former Director: WMS Industries, Inc. (casino gaming machines manufacturer) (2007 – 2013), Energy East Corporation (electricity and natural gas distributor) (2007 – 2008).

Ms. Nazemetz brings valuable skills and insight to the Board through her notable career in all areas of human resources management, including extensive experience in design and management of all aspects of executive compensation and perquisites, development and execution of CEO and other executive succession plans, and talent asset acquisition, deployment and management in support of many different business models and strategies. Further, Ms. Nazemetz has extensive experience with public company boards as well as serving on numerous non-profit boards throughout her career.

James L. Welch Director since July 22, 2011	61

YRC Worldwide Inc.: Chief Executive Officer (since 2011); Dynamex Inc. (transportation and logistics services): President and Chief Executive Officer (2008 – 2011); JHT Holdings (truck transportation): Interim Chief Executive Officer (2007 – 2008); Yellow Transportation Inc. (subsidiary of our Company): President and Chief Executive Officer (2000 – 2007), and various other positions (1978 – 2000); Current Director: SkyWest Inc. (regional airline) and Erickson Air Crane, Inc. (manufacturing and operating); Former Director: Dynamex Inc., Spirit AeroSystems Holdings Inc. (commercial airplane assemblies and components), and Roadrunner Transportation (transportation and logistics services).

Mr. Welch has both front line and senior executive experience in our industry and is a 33-year veteran of our Company. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, strategies, challenges and opportunities. Mr. Welch’s leadership skills have been crucial in developing and leading our turnaround strategy, reinvigorating our corporate culture and employee morale, returning our Company to operating profitability, and building an effective leadership team.

James F. Winestock Director since July 22, 2011	64

Retired (since 2009); United Parcel Service, Inc. (package delivery and freight transportation): Senior Vice President for U.S. Operations (2004 –2009), President and Chief Operating Officer, North Central Region (2000 – 2004), President and Chief Operating Officer, Midwest Region (1998 – 2000), and various other positions (1969 – 1998); Current Director: FirstGroup plc (train and bus transportation); Current Manager: AMP Americas (CNG developers).

Mr. Winestock draws on his knowledge of the transportation industry, gained from over 40 years’ leadership experience at United Parcel Service, to provide our Board with valuable perspectives on the opportunities and challenges facing our industry and our operational, management and strategic issues.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive a plurality of the votes cast by Stockholders present in person or represented by proxy voting together as a single class at the Annual Meeting.

Abstentions and broker non-votes will not be treated as votes cast for or against Proposal 1, and will therefore have no effect on the outcome of Proposal 1.

Directors Selected by the Holder of our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, the IBT, as the holder of our Series A Preferred Stock, has the right to select two directors (Series A Directors) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. The holder of the Series A Preferred Stock has sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his selection. STOCKHOLDERS DO NOT VOTE ON THE SELECTION OF SERIES A DIRECTORS.

Douglas A. Carty Director since July 22, 2011	59

Switzer-Carty Transportation Inc. (transportation): Chairman (since 2011); First Group America (transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems); and Points International Ltd. (internet-based loyalty reward program management platform).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. These inform his advice to our Board on the financial and operational issues we face.

William R. Davidson Director since July 8, 2014	68

Trucking Management, Inc. (multi-employer bargaining arm of the unionized general freight trucking industry): Senior Director (since 2013); Retired, though acting consultant in the trucking industry (2009 – 2013); Roadway Express, Inc. (motor freight carrier company): Corporate Vice President (2003 – 2009), Area Vice President of Labor Relations, Southern Division (1994 – 2003), Western Division (1985 – 1994).

Mr. Davidson draws on his experience and knowledge of the trucking business with over 40 years in the industry. These inform his expertise in operational, union and labor relations matters.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to the certificate of designations; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Audit & Ethics, Compensation, Governance and Finance Committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Anti-Bribery and Corruption Policy, among others. These governance documents were updated in 2015 to reflect regulatory developments and corporate governance trends, and provide additional guidance to our Board and its committees. Our Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Corporate Governance Structure and Function

Our Certificate of Incorporation provides that our Board will consist initially of nine persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole board. Our Board currently consists of ten persons. Eight of our directors are elected annually at each Annual Meeting by our Stockholders voting together as a single class. Two Series A Directors are selected by the IBT, as the holder of our Series A Preferred Stock. So long as the Series A Preferred Stock remains outstanding, the IBT will also be able to appoint one of its selected directors to each of the Audit & Ethics, Compensation, Governance and Finance Committees of the Board, provided that such director satisfies certain independence requirements set forth in our Bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions.

Our Legal Department makes continuing education opportunities available for directors to assist them in maintaining currency with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of our Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence, but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Current Board and Executive Management

Our current Board (other than Mr. Davidson, who joined the Board as a Series A Director in 2014, and Ms. Nazemetz, who joined our Board in March 2015) and senior executive management team (other than James A. Fry who joined the Company as Vice President, General Counsel and Secretary on April 20, 2015) were selected in 2011. Several members of our leadership team are Company and industry veterans, including James L. Welch, our Chief Executive Officer (CEO), and many of the leaders of our operating subsidiaries.

Our current management team inherited a substantially over-leveraged company. Also, as with much of our industry, we were severely affected by the 2008–2009 recession and resulting slow growth economy and subsequent impact on customer demand.

Since taking office, our current Board and management team have moved aggressively to reorganize our management structure; reinvigorate our corporate culture and employee morale; dispose of non-core assets; increase autonomy and accountability at the operating subsidiary level; and drive improvements in our safety, efficiency, productivity, customer service, operating performance, and financial condition and liquidity, with the objective of restoring our Company to improved profitability, which we have achieved. We recorded consolidated operating income of $93.0 million and Adjusted EBITDA (defined as “Consolidated EBITDA” in our credit facilities) of $333.3 million in 2015, compared with operating income of $45.5 million in 2014 and $28.4 million in 2013, and Adjusted EBITDA of $244.5 million in 2014 and $254.9 million in 2013. For a discussion of our use of non-GAAP financial measures and a reconciliation of net income to Adjusted EBITDA on a consolidated basis and operating income to Adjusted EBITDA on a segment basis, see pages 32-34 of our Annual Report on Form 10-K for the year ended December 31, 2015. Our Board and management will continue to focus on execution and improvement in our operating performance in 2016.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives;

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our CEO and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and NASDAQ Listing Rules require that a majority of our Board be independent. Our Board has affirmatively determined that each director (other than Mr. Welch) has no material relationship with us and is therefore independent in accordance with NASDAQ Listing Rule 5605 and the Director Independence Standards (Director Independence Standards) included in our Guidelines on Corporate Governance.

An affiliate of Mr. Kneeland purchased approximately $38 thousand in ordinary course transportation services from our subsidiaries during 2015. Mr. Bromark is a director of CA, Inc., to which we paid approximately $42.8 thousand for the purchase and lease of computer software in 2015. Mr. Bromark also receives retirement compensation from PricewaterhouseCoopers, from which our affiliates may also receive non-audit services. Our Board evaluated these relationships and affirmatively determined they did not materially affect those directors’ objectivity or independence.

Board Diversity

Our Stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Guidelines on Corporate Governance express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board of Directors held six meetings during 2015. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2015, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means. All of our directors attended the 2015 Annual Meeting in person or by telephone.

Executive Sessions of Independent Directors

Our independent directors meet in regularly-scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by our Governance Committee, conduct an annual self-assessment of their effectiveness and compliance with our corporate governance documents. The results are tabulated and analyzed by the Governance Committee and used to identify and implement improvements in our governance processes.

Board Committees

Current committee memberships are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee	Finance Committee
Raymond J. Bromark*	Michael J. Kneeland*	James F. Winestock*	Matthew A. Doheny*
Douglas A. Carty	William R. Davidson	William R. Davidson	Douglas A. Carty
Robert L. Friedman	Mathew A. Doheny	Michael J. Kneeland	Robert L. Friedman
	Patricia M. Nazemetz	Patricia M. Nazemetz

*	Committee Chairman

The Chairman of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

Our Audit & Ethics Committee met five times during 2015.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that Messrs. Bromark, Carty and Friedman meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1). Our Board has additionally determined that Messrs. Bromark, Carty and Friedman are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NASDAQ Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (independent auditor);

•	reviewing and discussing our financial statements with management and the independent auditor;

•	reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function;

•	overseeing our compliance with legal and regulatory requirements; and

•	annually reviewing the Audit & Ethics Committee charter for compliance with duties and responsibilities set forth therein.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met six times during 2015.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that Messrs. Kneeland, Davidson and Doheny and Ms. Nazemetz meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). The Compensation Committee members also qualify as non-employee directors under Exchange Act Rule 16b-3 and as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code). Our Compensation Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•	reviewing and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs;

•	overseeing the management of risks related to our compensation policies and practices;

•	reviewing the Compensation Discussion and Analysis for inclusion in the proxy statement filed with the SEC; and

•	annually reviewing the Compensation Committee charter for compliance with duties and responsibilities set forth therein.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2015.

Compensation Committee Interaction with Compensation Consultants

Since 2013, the Compensation Committee has engaged Pearl Meyer & Partners (Pearl Meyer), an executive compensation consulting firm, to assist with its review of the compensation programs for our executive officers and with the compensation disclosures in our proxy statement. In selecting Pearl Meyer, the Compensation Committee considered and assessed all factors specified under NASDAQ Listing Rules with respect to advisor independence and determined that Pearl Meyer is an independent advisor. As an independent advisor, Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. Furthermore, based on our review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

Governance Committee

Our Governance Committee met two times during 2015.

Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending qualified Board candidates;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing and approving related party transactions;

•	providing oversight of our Related Party Transaction Policy, our Securities Trading and Disclosure Policy and our Anti-Corruption and Bribery Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	overseeing annual evaluations of the Board and its committees;

•	reviewing management development and succession planning;

•	overseeing our enterprise risk management function; and

•	annually reviewing the Governance Committee charter for compliance with duties and responsibilities set forth therein.

Our Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board. In early 2015, the Governance Committee engaged Spencer Stuart, an outside search firm, to help identify potential director candidates and to assist by providing background information and assessments of qualifications on potential candidates. Spencer Stuart assisted the Company in identifying Ms. Nazemetz as a potential director candidate.

All of the eight Board nominees identified in this proxy statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will accept director nominations from Stockholders in accordance with the stockholder nominating procedures described in Stockholder Proposals and Communications with our Board. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance guide our Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•	each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•	each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor or another when making nominating decisions. Our Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of our Board, our Director Independence Standards, and NASDAQ and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement, but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, our Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Finance Committee

Our Finance Committee met four times during 2015.

Our Board has affirmatively determined that all members of the Finance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards.

As described in its charter, the Finance Committee’s responsibilities include:

•	overseeing and reviewing our capital budgets, financing plans, financing transactions and extraordinary transactions, and recommending them for approval by the Board;

•	reviewing and approving the definitive financial terms of agreements relating to our financing transactions and significant acquisitions or divestitures that have been approved by the Board;

•	reviewing and approving our financial policies, including cash management and borrowing and dividend policies; and

•	annually reviewing the Finance Committee charter for compliance with duties and responsibilities set forth therein.

Board Leadership Structure

Our Bylaws require that the offices of Chairman of the Board and CEO be held by separate individuals and our Guidelines on Corporate Governance require that the Chairman be an independent director. We believe separation of the offices of Chairman and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Chairman, and contributes to our effective governance, in part by having an independent Chairman available to counsel our CEO and facilitate his interactions with the Board. James E. Hoffman, who brings executive leadership and corporate governance experience to the Board, serves as our Chairman and leads the Board of Directors. James L. Welch brings transportation industry knowledge, experience and expertise and over 33 years’ experience with our Company to his role as our CEO.

In light of the requirement that our Chairman be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently ten members of the Board. The four standing committees—Audit & Ethics, Compensation, Governance and Finance—are an integral part of our Board leadership structure. These committees, all of whose members are independent directors, are discussed in more detail above. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly-scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have complete access to our CEO, CFO and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote stockholder value.

The Board’s Role in Risk Management

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•	the Governance Committee oversees our enterprise risk management process;

•	the Audit & Ethics Committee oversees risks related to accounting and financial reporting matters and ethics and general compliance matters; and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Governance Committee oversees management’s systems and processes for the identification, assessment and management of material risk exposures. These include:

•	business and reputational risk;

•	legal, regulatory and internal policy compliance risk;

•	information technology, governance and security risk;

•	corporate governance risk;

•	cargo claims, workers’ compensation and liability claims;

•	fraud risk;

•	financial covenant compliance risk;

•	disclosure risk;

•	competitive and economic risk;

•	credit, liquidity and going concern risk;

•	profitability and margin risk;

•	tax risk; and

•	crisis management risk.

Management reports regularly to the Governance Committee on material risk exposures and its risk management approach, policies, systems and practices. The Governance Committee evaluates management’s risk appetite and the appropriateness of risks assumed and managed within that context. The Governance Committee reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process. The Governance Committee discusses with our Audit & Ethics Committee our accounting and financial reporting risk profile, key risk exposures and the steps management has taken to monitor and control such exposures.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee also evaluates key financial statement issues and risks, their potential effect on our financial reporting, and the process used by management to address them. The Audit & Ethics Committee reports to the full Board its analyses and conclusions regarding our accounting and financial reporting risks.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Legal Proceedings

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Securities or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Michael J. Kneeland (Chairman), William R. Davidson, Matthew A. Doheny and Patricia M. Nazemetz. Currently and at all times during 2015, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

Director Compensation

The table below provides information on the compensation of our non-management directors for the year ended December 31, 2015. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2015, other than Mr. Welch, who also served as our CEO and received no compensation for serving as a director.

Name	Retainer Fees Received in Cash ($)	Annual Award of Restricted Stock Units ($) (1)	Total ($)
Raymond J. Bromark (2)	97,500	109,329	206,829
Douglas A. Carty (2)	75,000	109,329	184,329
William R. Davidson (3)	75,000	109,329	184,329
Matthew A. Doheny (2)	88,750	109,329	198,079
Robert L. Friedman (2)	75,000	109,329	184,329
James E. Hoffman (2)	125,000	109,329	234,329
Michael J. Kneeland (2)	88,750	109,329	198,079
Patricia M. Nazemetz (4)	56,250	109,329	165,579
James F. Winestock (5)	85,000	109,329	194,329

(1)	Amounts represent the grant date fair value of the annual award of RSUs granted on May 6, 2015 under the Director Compensation Plan. No assumptions were necessary to determine the grant date fair value. Each director was granted a number of RSUs equal to $125,000 divided by $16.19 (the 30-day average closing price of our Common Stock preceding the grant date). The grant date fair value of the awards was determined by multiplying the number of RSUs granted by the closing price of our Common Stock on the grant date, which was $14.16. Each director, except for Mr. Davidson and Mr. Winestock, deferred receipt of any Common Stock underlying his or her 2015 annual RSU award until he or she ceases to be a member of the Board.
(2)	As of December 31, 2015, each non-management director other than Messrs. Winestock and Davidson and Ms. Nazemetz had 46,269 RSUs allocated to his account (of which 3,204 were unvested and 43,065 were vested as of December 31, 2015).
(3)	As of December 31, 2015, Mr. Davidson had 4,805 RSUs allocated to his account (of which 3,204 were unvested and 1,601 were vested).
(4)	Ms. Nazemetz became a director on March 23, 2015. As of December 31, 2015, Ms. Nazemetz had 7,721 RSUs allocated to her account, all of which were vested.
(5)	As of December 31, 2015, Mr. Winestock had 9,513 RSUs allocated to his account (of which 3,204 were unvested and 6,309 were vested as of December 31, 2015).

Director Compensation Plan

Our Board adopted a Director Compensation Plan in 2011, which was amended and restated in December 2013 and further amended and restated in May 2015 (Director Compensation Plan). The current Director Compensation Plan describes the compensation our non-management directors are eligible to receive, consisting of:

•	an annual cash retainer of $75,000 for service on the Board ($125,000 for service as Chairman of the Board) and a cash retainer for service as a committee chair (Governance Committee – $10,000, Finance Committee – $15,000, Compensation Committee – $15,000, and Audit & Ethics Committee – $25,000). No additional compensation is paid for attendance or participation at Board or committee meetings. Committee members receive no retainers for committee service. Directors elected during the year are to receive all of their pro-rated retainer fees in cash for the year in which they are elected;

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•	on the first business day following the date of the 2015 Annual Meeting and annually thereafter, a grant of RSUs equal to $125,000 divided by the 30-day average closing price of our Common Stock preceding the grant date.

The RSUs granted in 2015 and annually thereafter vest immediately. Non-management directors may have elected to defer receipt of any Common Stock underlying their RSUs granted prior to 2016 pursuant to the terms of the Director Compensation Plan. Beginning with RSUs granted in 2016, Common Stock underlying such RSUs, although vested, will not be delivered and is deferred until the non-management director is no longer a member of the Board. Grants of RSUs are made pursuant to a standard form of restricted stock unit agreement for non-employee directors.

Equity Ownership Requirements

We do not have an express equity ownership requirement for non-management directors. However, our compensation program for non-management directors currently provides equity-based compensation in the form of RSUs that must be held until the individual is no longer serving on the Board. We believe this share retention requirement negates the need for a separate stock ownership requirement for non-management directors.

Compensation Discussion and Analysis

Executive Summary

Following the successful restructuring of our balance sheet and a return to improved profitability in 2014, our plan for 2015 was to continue our momentum and path toward accelerated earnings growth, strong capital returns, and superior long-term shareholder value creation. We believe we achieved these objectives, as evidenced by the following financial performance highlights:

•	Each of YRCW Consolidated, YRC Freight and Regional Transportation exceeded their Adjusted EBITDA targets for the year, with consolidated year over year Adjusted EBITDA improvement of $88.8 million (36% growth).

•	Improvements in operating free cash flow and safety measures were achieved.

•	Adjusted ROIC improved from 4.2% in 2014 to 11.4% in 2015.

These strong financial results translated into higher short-term and long-term incentive compensation opportunities for our NEOs, as evidenced by the following incentive pay highlights:

•	All NEOs received a short-term incentive payout above target, ranging from 119.3% of target for YRC Freight to 167% of target for YRCW Consolidated.

•	All NEOs received a long-term incentive payout above target, with performance stock units being earned at 196% of target, but subject to additional time-vesting requirements for two more years.

This linkage between pay and performance is the cornerstone of our executive compensation philosophy and strategy, and serves to validate the core design of our executive compensation program that was adopted for 2015 and that consists of the following primary elements:

•	Market competitive base salaries;

•	Short-term incentive opportunities funded by Adjusted EBITDA performance and consideration for supplemental measures such as revenue, operating cash flow and safety;

•	Long-term incentive opportunities consisting of time-based restricted stock and performance-based stock units, or “performance stock units,” where performance stock units are earned based on our Adjusted ROIC results; and

•	Mandatory stock ownership requirements

We believe our 2015 executive compensation program strongly linked performance and executive pay and aligned the interests of our NEOs with the interests of our Stockholders. The Compensation Committee will continue to monitor market practices and engage with our Stockholders and other stakeholders to ensure that our executive compensation program is competitively positioned and appropriately structured to align pay and performance.

Named Executive Officers

The table below lists our NEOs for 2015, their titles during 2015, and the period during which they held those titles.

Name	Title	Period
James L. Welch	Chief Executive Officer	Since July 2011

Jamie G. Pierson	Executive Vice President & Chief Financial Officer	Since November 2011

James A. Fry	Vice President, General Counsel & Secretary	Since April 2015

Darren D. Hawkins	President YRC Freight	Since February 2014

Scott D. Ware	President USF Holland	Since May 2012

The Role of Say-On-Pay Votes

We provide our Stockholders with the opportunity to cast an annual advisory vote on executive compensation (say-on-pay proposal). At our 2015 Annual Meeting, approximately 74% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes the beneficiaries of our executives’ efforts should have a say in how those executives are compensated, and will continue to consider the outcome of votes on say-on-pay proposals when making future compensation decisions for our NEOs.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Compensation Committee establishes our compensation philosophy and oversees our executive compensation program. Our Board approves our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our compensation program are to:

•	Attract, retain and motivate a committed, high-performing management team;

•	Align the interests of our executives with the long-term interests of our Stockholders by tying a significant portion of NEO compensation to equity-based awards; and

•	Drive the short-term performance required to create sustainable long-term value by providing incentives tied to superior performance.

Our executive compensation program has reflected our unique circumstances and has served to balance risk and reward as we have strived to restructure our balance sheet, return to profitability, and position the company for long-term stockholder value creation. We completed our transition in 2014 and adopted more traditional, market-based executive compensation programs, policies, and practices in 2015.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation package for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data and advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO and other members of our executive leadership. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation.

The Role of Benchmarking

The Compensation Committee has not historically placed much emphasis on benchmarking of executive compensation because it believed that no other companies suitable for benchmarking faced similar circumstances as we did. Nonetheless, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultants from time to time, including from its independent consultant, Pearl Meyer, in 2013, 2014 and 2015.

The competitive market data provided by Pearl Meyer was based, in part, on the following peer group that was developed by Pearl Meyer and approved by the Compensation Committee:

• Arkansas Best Corporation	• Hub Group, Inc.	• Ryder System, Inc.
• C.H. Robinson Worldwide, Inc.	• J.B. Hunt Transport Services, Inc.	• Swift Transportation Company
• Con-way, Inc.	• Landstar System, Inc.	• UTi Worldwide Inc.
• Expeditors International of Washington, Inc.	• Old Dominion Freight Line, Inc.	• Werner Enterprises, Inc.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent compensation consultant and to direct the work of any such consultant selected. In each of 2013, 2014 and 2015, after considering the independence criteria established by the SEC, the Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company.

Performance Measures Used in Our Incentive Program

We used Adjusted EBITDA (in dollars) as the primary performance measure for our cash incentive program in 2015. Adjusted EBITDA is an important and commonly used measure in our industry and by our management to evaluate our core operating performance and a key component of our credit agreement financial covenants. The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants are imperative for our short-term and long-term success. We also consider unlevered free cash flow, revenue and safety as supplemental performance measures for our cash incentive program.

Adjusted EBITDA and unlevered free cash flow are non-GAAP measures. Defined in our credit facilities as “Consolidated EBITDA,” Adjusted EBITDA is a measure that reflects our earnings before interest, taxes, depreciation, and amortization expense, and is further adjusted for, among other things, letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees, non-recurring consulting fees, expenses associated with certain lump sum payments to our IBT employees and the results of permitted dispositions and discontinued operations. Adjusted EBITDA is an important measure used by management in evaluating our core operating performance and, as such, is deemed an appropriate measure by our Compensation Committee in measuring our executives’ performance. Unlevered free cash flow is defined as our operating cash flow minus gross capital expenditures and excludes restructuring costs and interest payments on our indebtedness.

We used Adjusted ROIC, which is intended as a return on capital performance measure, for purposes of our long-term incentive compensation in 2015. Adjusted ROIC in 2015 was defined as the quotient, expressed as a percentage, of our consolidated operating income (less dividends on our Common Stock, if any) and our total capital, which is the sum of the par value of our long-term debt, the par value of our outstanding Common Stock and the par value of our outstanding preferred stock, if any.

For a discussion of our use of non-GAAP financial measures and a reconciliation of net income to Adjusted EBITDA on a consolidated basis and operating income to Adjusted EBITDA on a segment basis, see pages 32-34 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Description of Compensation Components

Base Salary

Base salary for our NEOs considers their experience, level of responsibility, and internal pay equity considerations among executive officers.

In 2015, the Company increased Mr. Hawkins’s base salary from $450,000 to $481,000 and Mr. Ware’s base salary from $380,000 to $395,000. Messrs. Hawkins’s and Ware’s base salaries were increased based on their respective job performance and to improve market competitiveness.

2015 Annual Incentive Plan (2015 AIP)

The purpose of our 2015 AIP was to motivate and reward executives for short-term improvements in Adjusted EBITDA and other measures that contribute to steady increases in stockholder value. The Compensation Committee established 2015 performance targets that it believed would be challenging to achieve based on the business forecast information that was available to the Compensation Committee in early 2015.

The 2015 AIP incorporated separate funding and allocation formulas. The funding formulas were based entirely on Adjusted EBITDA, measured at the Company level (Consolidated) and at YRC Freight and Regional Transportation operating levels. Each incentive pool is funded only when and to the extent we achieved the pre-determined applicable threshold level. In 2015, if we achieved the threshold level of Consolidated Adjusted EBITDA, the overall incentive pool would have been $1.7 million, and if we achieved the target level of Consolidated Adjusted EBITDA, the overall incentive pool would have been $3.9 million. If we achieved Consolidated Adjusted EBITDA above the $293.8 million target, the overall potential incentive pool would be increased by an amount proportionate to the amount Adjusted EBITDA exceeded $293.8 million, subject to a maximum overall incentive pool of $7.8 million for exceptional performance, which funding is determined on a linear basis.

The following were the threshold, target and maximum Adjusted EBITDA funding levels for 2015, the actual Adjusted EBITDA levels achieved, and the associated funding earned for the year:

	Adjusted EBITDA			2015 Actual
Operating Level	Threshold	Target	Maximum	Adjusted EBITDA	% of Target Opportunity Funded
Consolidated	$264.4 million	$293.8 million	$352.6 million	$333.3 million	167.0%
YRC Freight	$136.6 million	$156.8 million	$218.5 million	$167.2 million	119.3%
Regional Transportation	$128.8 million	$151.6 million	$172.8 million	$165.9 million	147.0%

Once the funding level of each pool is determined, the amount of incentives paid is further evaluated based upon the following supplemental measures: revenue, unlevered free cash flow, and safety, measured at the Consolidated, YRC Freight, or Regional Transportation operating level, as applicable.

Based on the funding and allocation formulas under the 2015 AIP, the following table sets forth the actual incentives paid relative to the threshold, target, and maximum incentive opportunity for each NEO:

	2015 AIP Opportunities and Payouts
NEO	Threshold	Target	Maximum	Actual
James Welch	$478,125	$1,062,500	$2,125,000	$1,774,375
Jamie Pierson	$275,400	$612,000	$1,224,000	$1,022,040
James Fry	$166,500	$370,000	$740,000	$617,900
Darren Hawkins	$240,500	$481,000	$962,000	$573,592
Scott Ware	$138,250	$395,000	$790,000	$580,650

Messrs. Welch, Pierson and Fry participated in the 2015 AIP at the Consolidated operating level, Mr. Hawkins participated at the YRC Freight operating level and Mr. Ware participated at the Regional Transportation operating level. Target opportunity for each NEO was 100% of 2015 base salary except for Mr. Welch, whose target 2015 AIP opportunity was 125% of his 2015 base salary. While supplemental measures were considered, the amounts funded and paid under the 2015 AIP at each of the respective operating levels represented a percentage of target 2015 AIP opportunity for that operating level.

These 2015 performance results were reviewed and certified by the Compensation Committee in February 2016 and the associated incentive compensation payments were approved by the Compensation Committee thereafter. The Compensation Committee believes the 2015 AIP compensation payable to the NEOs appropriately aligned 2015 short-term incentive compensation with the Company’s 2015 operating results.

2015 Long-Term Incentive Plan (2015 LTIP)

Our 2015 LTIP uses equity incentive awards to motivate greater longer term performance and to provide retention incentives for our key employees. Equity incentive awards also serve to align executive and stockholder interests and create retention incentives for key employees.

The 2015 LTIP consisted of time-based restricted stock and performance stock units, weighed equally and awarded under our Amended 2011 Plan. The restricted shares vest ratably over three years. The performance stock units have both a one-year performance period and a three-year time-based vesting period. The amount earned is determined after the first year based on actual performance as compared to pre-determined performance measures and goals as established by the Compensation Committee, with time-based vesting one-third on February 23, 2016, February 23, 2017 and February 23, 2018.

We used Adjusted ROIC which is intended as a return on capital performance measure for purposes of our long-term incentive compensation in 2015. Adjusted ROIC in 2015 was defined as the quotient, expressed as a percentage, of our consolidated operating income (less dividends on our Common Stock, if any) and our total capital, which is the sum of the par value of our long-term debt, the par value of our outstanding Common Stock and the par value of our outstanding preferred stock, if any. The threshold, target and maximum amount of performance stock units would be earned by each NEO at the end of the one-year performance period if actual

Adjusted ROIC was 5.4%, 7.7% and 11.6% or greater, respectively. As described above, the amounts earned upon satisfaction of the performance goals remain subject to additional time-based vesting conditions.

		2015 Performance Stock Units
					2015 Performance Stock Units (Earned on February 15, 2016)
NEO	2015 Restricted Stock Amount (#)	Threshold Performance Stock Unit Amount (#)	Target Performance Stock Unit Amount (#)	Maximum Performance Stock Unit Amount (#)	% of Target	Amount (#)
James Welch	70,794	35,397	70,794	141,588	196.0	138,756
Jamie Pierson	25,486	12,743	25,486	50,972	196.0	49,953
James Fry	10,750	5,375	10,750	21,500	196.0	21,070
Darren Hawkins	12,493	6,247	12,493	24,986	196.0	24,486
Scott Ware	10,550	5,275	10,550	21,100	196.0	20,678

During its review of the results of the 2015 Adjusted ROIC performance measure, the Compensation Committee determined to exclude the negative effect of a December 2015 $28.7 million non-cash charge (Settlement Charge) incurred by the Company due to its decision to offer voluntary lump sum benefits payments under the Company’s non-union pension plans. The effect of the Settlement Charge would have reduced 2015 Adjusted ROIC from 11.4% to 8.7%. The Compensation Committee did not believe it was consistent with the Company’s executive compensation philosophy to reduce NEO performance-based incentive compensation as a result of a charge to operating income which was not performance related, was not anticipated at the time performance goals were set and was incurred in the interests of the Company. As a result of the exclusion, Messrs. Welch, Pierson, Fry, Hawkins and Ware earned an additional 49,556, 17,841, 7,525, 8,745 and 7,385 performance stock units, respectively.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, dental, life insurance and accidental death and dismemberment benefits, generally on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees. Pursuant to Mr. Welch’s severance agreement, we pay the premiums for his coverage under our health and welfare plans and a $500,000 term life insurance policy.

Our NEOs may participate in our defined contribution 401(k) plan, a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (the Code), limits the contributions NEOs can make to the 401(k) plan. As of April 1, 2015, we make nondiscretionary matching cash contributions equal to 50% of participant contributions up to a maximum employer contribution of 1% of a participant’s eligible salary or wages.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who commenced employment prior to January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Messrs. Welch and Hawkins participate in the Yellow Corporation Pension Plan based upon their service prior to that date. See Pension Benefits for a discussion of these qualified pension plans.

Severance Policy and Other Termination-of-Employment Benefits

In February 2015, the Compensation Committee adopted a new severance policy (Severance Policy) to establish post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion. Executive officers who are not party to a severance agreement will be entitled to a severance of 18 months’ salary, vice presidents and above will be entitled to six months’ salary and directors will be entitled to three months’ salary, payable in regular installments over the specified period. Severance is payable under the Severance Policy only upon involuntary termination without cause. Change-in-control related severance amounts are paid in a lump sum.

The period during which the executive receives post-termination compensation, or the Inactive Employment Period, begins 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by other terminated non-union employees through the end of the Inactive Employment Period or until the terminated executive becomes entitled to other employer-provided health plan coverage, however the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) cease on the termination date.

Recipients of equity incentive awards may be entitled to accelerated vesting of those awards under certain circumstances. Beginning with equity awards granted in 2015, unvested equity awards will not vest upon a Change of Control (as defined in the applicable award agreement), unless there is a termination without Cause (as defined in the applicable award agreement) or a resignation for Good Reason (as defined in the applicable award agreement) within 12 months of the Change of Control. See Potential Payments upon Termination or Change of Control—Equity Award Agreements below.

At December 31, 2015, the Severance Policy and other termination-of-employment benefits were applicable to Messrs. Fry, Hawkins and Ware, but not Messrs. Welch and Pierson who are party to severance agreements. See Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements.

Compensation Decisions for 2016

In establishing the 2016 executive compensation program, the Compensation Committee continued the market-based programs that were established to 2015, with some limited modifications, that are designed to reward executive performance in implementing longer term strategies and achieving operational goals.

Compensation components will include base salary, annual cash incentive compensation as short-term incentive compensation and both cash-based and equity-based compensation as long-term incentive compensation.

The 2016 Annual Incentive Plan (2016 AIP) continues to be funded on the basis of Adjusted EBITDA performance relative to pre-determined goals as established by the Compensation Committee and will be funded in approximately the same amounts as the 2015 AIP.

The 2016 Long-Term Incentive Plan (2016 LTIP) will consist of time-based restricted stock and cash-settled performance stock units, weighed equally and awarded under our Amended 2011 Plan. The Compensation Committee determined to grant cash-settled performance stock units in 2016 to conserve the amount of Common Stock available under the Amended 2011 Plan. The Compensation Committee considered whether the performance stock units should have a longer performance period than one year, but determined to maintain a one-year performance period for 2016 performance stock units in light of the variability of the Company’s performance given the very recent operational turnaround. The Compensation Committee will continue to consider the length of the performance period in future years, consistent with the Company’s executive compensation philosophy.

In February 2016, the Compensation Committee approved a revised definition of the Adjusted Operating Income component of Adjusted ROIC. For performance stock units awarded in 2016, “Adjusted Operating Income” is defined as operating income, as reported on the Company’s Statement of Consolidated Operations in its Annual Report on Form 10-K, (a) reduced by the dividends paid in the performance year, and (b) adjusted, positively or negatively (as appropriate), by the impact of (i) compliance with California Labor Code section 226.2 as adopted in October 2015, and as effective January 1, 2016, and (ii) any non-cash items not contemplated at the time the performance goals are established by the Compensation Committee. “Adjusted ROIC” continues to equal Adjusted Operating Income divided by total invested capital, which is the sum of the par value of our long-term debt, the par value of our outstanding Common Stock, capital surplus from shareholders equity and the par value of our outstanding preferred stock, if any.

The following sets forth the 2016 compensation structure for our NEOs at target:

	Base Salary	2016 AIP (1)		Total Cash (2)	2016 LTIP (3)(4)		Total Compensation	2016 Target Pay Mix
Continuing NEO		% Salary	$ Amount		% Salary	$ Amount		Base	AIP	LTIP
James Welch	$850,000	125%	$1,062,500	$1,912,500	300%	$2,550,000	$4,462,500	19.1%	23.8%	57.1%
Jamie Pierson	$612,000	100%	$612,000	$1,224,000	150%	$918,000	$2,142,000	28.6%	28.6%	42.8%
James Fry	$370,000	100%	$370,000	$740,000	100%	$370,000	$1,110,000	33.3%	33.3%	33.3%
Darren Hawkins	$481,000	100%	$481,000	$962,000	100%	$481,000	$1,443,000	33.3%	33.3%	33.3%
Scott Ware	$395,000	100%	$395,000	$790,000	100%	$395,000	$1,185,000	33.3%	33.3%	33.3%

(1)	The maximum incentive for the 2016 AIP is 200% of the target amount for each NEO.
(2)	Excludes cash-settled performance stock units.
(3)	Represents the target amount of time-based restricted stock and cash-settled performance stock units. The actual value of the award will depend on Company performance and stock price performance.
(4)	Actual incentive of the 50% of the LTIP award comprising cash-settled performance stock units can range from 0% to 200% of target amount of such performance stock units.

The Compensation Committee believes that (1) the 2016 NEO compensation structure is market competitive, (2) the pay mix emphasizes variable compensation over fixed compensation and long-term incentives over short-term incentives, (3) the variable pay will serve to link pay with performance and align executive and stockholder interests and (4) the program will allow the Company to continue attracting and retaining management talent.

Executive Stock Ownership Guidelines

In February 2015, we implemented executive stock ownership guidelines that require certain officers to own the number of shares of our Common Stock equal to the lesser of (a) a market value equal to a specified multiple of base salary and (b) the fixed number of shares owned at the time the guidelines were adopted or at the time a new executive is added to the guidelines. All executive officers are subject to the executive stock ownership guidelines. The required salary multiple for each such executive is 3.0, except for our chief executive officer, whose required salary multiple is 6.0. Each executive must comply with the executive stock ownership guidelines by the fifth anniversary of its adoption. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results, but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

Section 10D of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires public companies to recover, on a no-fault basis, incentive compensation amounts based upon financial results that are required to be restated due to material noncompliance with financial reporting requirements, and directs the SEC to adopt rules providing for such recoveries. The SEC has yet to adopt its 10D rules. Messrs. Welch’s and Pierson’s severance agreements with the Company provided that equity incentive awards made thereunder would be subject to clawback under Section 10D upon adoption of the SEC’s 10D rules. The Compensation Committee intends to update its clawback policy accordingly when the new rules are adopted.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other NEOs. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Compensation Committee considers Section 162(m) when making compensation decisions, but reserves its discretion to award compensation that is not deductible when necessary to achieve other compensation objectives.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Committee Report

In 2015, our Compensation Committee was composed entirely of independent directors, as defined by NASDAQ Listing Rule 5605(d)(2)(A), our Director Independence Standards, and Exchange Act Rule 10C-1(b)(1). The Compensation Committee consists of Messrs. Kneeland (Chair), Davidson and Doheny and Ms. Nazemetz.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2015 and this proxy statement.

Michael J. Kneeland, Chair William R. Davidson Matthew A. Doheny Patricia M. Nazemetz

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Executive Compensation

The tables below provide information on our NEO compensation in 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
James L. Welch	2015	850,000	—		2,581,149	—	1,774,375	—	10,019	5,215,543
Chief Executive Officer	2014	815,500	—		9,855,537	—	—	109,000	14,988	10,795,025
	2013	712,000	875,000	(5)	569,335	—	—	—	14,295	2,170,630

Jamie G. Pierson	2015	612,000	—		929,220	—	1,022,040	—	111,458	2,674,718
Executive Vice President	2014	612,000	83,000	(6)	6,181,926	—	—	—	108,325	6,985,251
& Chief Financial Officer	2013	612,000	1,034,000	(7)	270,153	—	—	—	83,070	1,999,223

James A. Fry	2015	259,474	50,000	(8)	359,910	—	617,900	—	139,779	1,427,063
Vice President,
General Counsel & Secretary

Darren D. Hawkins	2015	460,333	—		455,495	—	573,593	—	3,035	1,492,456
President YRC Freight	2014	426,154	—		737,100	—	—	41,000	87,785	1,292,039

Scott D. Ware	2015	392,154	—		384,652	—	580,650	—	102	1,357,558
President USF Holland	2014	363,153	170,520	(9)	245,700	—	—	—	1,996	781,369
	2013	350,000	385,000	(5)	74,640	—	—	—	1,743	811,383

(1)	See Compensation Discussion and Analysis—Description of Compensation Components—Base Salary for a discussion of base salaries for 2015.
(2)	Amounts for 2015 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the time-vested restricted Common Stock and the performance stock units granted to our NEOs on the dates shown in the table below. The fair value of each grant of time-vested restricted Common Stock is determined using the closing market price of our Common Stock on the grant date. Management estimates the fair value of each grant of performance stock units by using the closing market price of our Common Stock on the grant date. This grant date fair value assumes that each participant earns the target performance stock award. If the highest level of performance conditions were achieved, then the grant date fair value of the performance stock units for each NEO is as follows: Mr. Welch, $2,581,149; Mr. Pierson, $929,220; Mr. Fry, $359,910; Mr. Hawkins, $455,495; and Mr. Ware, $384,652.

The number of shares of time-vesting Common Stock and performance stock units awarded to each of our NEOs, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2015 Grants

Name	Restricted Stock	Performance Stock Units	Grant Date	Closing Price ($)
James L. Welch	70,794	70,794	3/9/2015	18.23
Jamie G. Pierson	25,486	25,486	3/9/2015	18.23
James A. Fry	10,750	10,750	4/20/2015	16.74
Darren D. Hawkins	12,493	12,493	3/9/2015	18.23
Scott D. Ware	10,550	10,550	3/9/2015	18.23

In determining the results of performance measures related to 2015 performance stock units, the Compensation Committee determined to exclude the effect of the Settlement Charge from operating income. This exclusion increased the number of performance stock units that had satisfied the performance condition from 126% of target to 196% of target.

Amounts for 2014 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of Common Stock and time-vested restricted Common Stock granted to our NEOs on the dates shown in the table below. Amounts for 2014 represent discretionary awards of Common Stock granted on February 25, 2014 and March 4, 2014 for 2013 performance presented in accordance with FASB ASC Topic 718 (120,060 shares to Mr. Welch, 60,030 to Mr. Pierson, 30,000 to Mr. Hawkins and 10,000 to Mr. Ware), Common Stock awarded on February 25, 2014 as bonuses in recognition of the extraordinary effort required to consummate the 2014 financing transactions (33,333 shares to each of Messrs. Welch and Pierson), and the Common Stock awarded on December 30, 2014 in connection with the cancelation of the employment agreements of Messrs. Welch and Pierson. The fair value of each grant is determined using the closing market price of our Common Stock on the grant date. The number of shares of Common Stock and restricted Common Stock awarded to each of the executives, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2014 Grants

Name	Shares	Grant Date	Closing Price ($)
James L. Welch	153,393	2/25/2014	22.65
	280,615	12/30/2014	22.74
Jamie G. Pierson	93,363	2/25/2014	22.65
	178,859	12/30/2014	22.74
Darren D. Hawkins	30,000	3/4/2014	24.57
Scott D. Ware	10,000	3/4/2014	24.57

Amounts for 2013 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of Common Stock and time-vested restricted Common Stock granted to our NEOs on February 26, 2013. For Messrs. Welch and Pierson, amounts for 2013 represent the Common Stock awarded in 2013 for 2012 performance presented in accordance with FASB ASC Topic 718, and the Common Stock awarded in 2013 as make up awards, as described in footnote (a) below. The fair value of each grant is determined using the closing market price of our Common Stock on the grant date. The number of shares of Common Stock and restricted Common Stock awarded to each of the executives, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2013 Grants

Name	Shares		Grant Date	Closing Price ($)
James L. Welch	91,533	(a)	2/26/2013	6.22
Jamie G. Pierson	43,433	(a)	2/26/2013	6.22
Scott D. Ware	12,000		2/26/2013	6.22

(a)	The amount for Mr. Welch includes a grant of 9,767 shares to make up a shortfall in shares that should have been included in his initial grant on December 2, 2011 and a grant of 4,665 shares to make up a shortfall in shares that should have been included in his February 20, 2012 performance grant. The amount for Mr. Pierson includes a grant of 4,883 shares to make up a shortfall in shares that should have been included in his initial grant on December 2, 2011.

(3)	Only Messrs. Welch and Hawkins are eligible to participate in our pension plans. The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefits under our qualified defined benefit pension plans. The accumulated benefits for Messrs. Welch and Hawkins under our pension plans are due to their years of prior service with us. Benefit accruals under our pension plans were frozen on July 1, 2008. In 2015, the aggregate value of the pension benefits of Messrs. Welch and Hawkins did not change. In 2014, the aggregate value of Mr. Welch’s pension benefits increased by $109,000 and the aggregate value of Mr. Hawkins’ pension benefits increased by $41,000. The increase in benefits in 2014 was due to a decrease in the interest rate used to calculate the present value of the benefits. In 2013, the aggregate value of Mr. Welch’s pension benefits decreased by $126,000. The decrease was due to an increase in the interest rate used to calculate the present value of the benefits. The monthly benefit payable at retirement did not increase.
(4)	All other compensation for 2015 includes the following:

Name	Perquisite Payments ($)		Relocation Reimbursement ($)		Total ($)
James L. Welch	10,019	(a)	—		10,019
Jamie G. Pierson	111,458	(b)	—		111,458
James A. Fry	2,230	(c)	137,549	(d)	139,779
Darren D. Hawkins	3,035	(e)	—		3,035
Scott D. Ware	102	(f)	—		102

(a)	Represents a $8,718 payment for the cost of Mr. Welch’s health and welfare benefits, a $1,198 non-cash gift, which value includes reimbursement of $556 of taxes with respect to this gift, and a $102 payment for the cost of premiums for a term life insurance policy paid by us.
(b)	Represents amounts reimbursed to Mr. Pierson for reasonable costs incurred in his weekly travel from his home in Dallas, Texas to Overland Park. The total amount incurred by Mr. Pierson for his 2015 travel costs was $109,063. This total amount includes reimbursement of $50,660 of taxes with respect to these travel costs. Also represents a $1,198 non-cash gift, which value includes reimbursement of $556 of taxes with respect to this gift, a $1,095 employer contribution to the 401(k) plan in his name and $102 paid for the cost of premiums for a term life insurance policy paid by us.
(c)	Represents a $2,158 employer contribution to the 401(k) plan in Mr. Fry’s name and $72 paid for the cost of premiums for a term life insurance policy paid by us.
(d)	Represents a $75,000 lump sum relocation payment by us, $16,312 moving and relocation expenses reimbursed by us and reimbursement of $46,237 of taxes with respect to these relocation costs.
(e)	Represents $1,407 for family travel expenses reimbursed by us, a $1,525 employer contribution to the 401(k) plan in his name and $102 paid for the cost of premiums for a term life insurance policy paid by us.
(f)	Represents $102 paid for the cost of premiums for a term life insurance policy paid by us.
(5)	Represents discretionary bonuses to Messrs. Welch and Ware in January 2014 in recognition of 2013 performance.
(6)	Represents the remainder of Mr. Pierson’s retention bonus released from escrow and paid to Mr. Pierson in 2014 under his then current employment agreement.
(7)	Represents a discretionary bonus of $825,000 paid to Mr. Pierson in January 2014 in recognition of 2013 performance, and $209,000 of the retention bonus released from escrow and paid to Mr. Pierson in 2013 under his then current employment agreement.
(8)	Represents a $50,000 hiring bonus paid to Mr. Fry.
(9)	Represents a bonus paid to Mr. Ware under the 2014 AIP in February 2015 in recognition of 2014 performance.

Executive Agreements

Welch Severance Agreement

On December 30, 2014, Mr. Welch and the Company entered into a cancelation agreement that canceled his employment agreement with the Company, dated July 22, 2011 and amended on October 30, 2012 (Welch Agreement). As consideration for canceling the Welch Agreement, (i) Mr. Welch entered into a severance agreement, as described below, (ii) Mr. Welch remained entitled to (a) continue participation in our benefit programs available to senior executives, (b) payment of medical and dental plan premiums, and (c) a $500,000 term life insurance policy while Mr. Welch is employed by us, all of which Mr. Welch was entitled to under the Welch Agreement, and (iii) we granted the remaining 280,615 equity awards that were contractually guaranteed to Mr. Welch under the Welch Agreement on the sole condition in the Welch Agreement that he remained our employee through the end of his contract term. This equity award vested 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016. Although the timing of the equity grant was accelerated to effectuate the termination of the Welch Agreement, the vesting schedule of the equity grants approximated the vesting schedule timing set forth in the Welch Agreement. Accordingly, no additional consideration was conveyed to Mr. Welch by making the grant early and there was no reduction in retention incentives for the Company as the original vesting schedule has largely been retained. For a further description of Mr. Welch’s severance agreement, see Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements.

Pierson Severance Agreement

On December 30, 2014, Mr. Pierson and the Company entered into a cancelation agreement that canceled his employment agreement with the Company, dated November 3, 2011 and amended on October 30, 2012 (Pierson Agreement). As consideration for canceling the Pierson Agreement, Mr. Pierson entered into a severance agreement, as described below, and we granted the remaining 178,859 equity awards that were contractually guaranteed to Mr. Pierson under the Pierson Agreement on the sole condition in the Pierson Agreement that he remained our employee through the end of his contract term. This equity award vested 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016. While the timing of the equity grant and, to some degree, the vesting thereof, were accelerated to effectuate the termination of the Pierson Agreement, the Compensation Committee determined that the accelerated grant and vesting of the contractually-guaranteed shares were in the best interest of the Company and still provided adequate retention incentive for Mr. Pierson. For a further description of Mr. Pierson’s severance agreement, see Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements.

The December 2014 grants to Mr. Welch and Mr. Pierson were made to effect the termination of the Welch Agreement and the Pierson Agreement, as such agreements were no longer necessary or appropriate given our improved operating results and financial position. In 2015, Mr. Welch and Mr. Pierson participated in the Company’s market-based executive compensation pay structure that included base pay and performance-based cash and equity incentives.

See Potential Payments Upon Termination or Change of Control—Welch and Pierson Severance Agreements for amounts payable to Messrs. Welch and Pierson following termination of employment as of December 31, 2015.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Award ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James L. Welch
2015 AIP	N/A	478,125	1,062,500	2,125,000	—	—	—	—	—
Stock Award (2)	3/9/15	—	—	—	—	—	—	70,794	1,290,575
Stock Award (3)	3/9/15	—	—	—	35,397	70,794	141,588	—	1,290,575
Jamie G. Pierson
2015 AIP	N/A	275,400	612,000	1,224,000	—	—	—	—	—
Stock Award (2)	3/9/15	—	—	—	—	—	—	25,486	464,610
Stock Award (3)	3/9/15	—	—	—	12,743	25,486	50,972	—	464,610
James A. Fry
2015 AIP	N/A	166,500	370,000	740,000	—	—	—	—	—
Stock Award (2)	4/20/15	—	—	—	—	—	—	10,750	179,955
Stock Award (3)	4/20/15	—	—	—	5,375	10,750	21,500	—	179,955
Darren D. Hawkins
2015 AIP	N/A	240,500	481,000	962,000	—	—	—	—	—
Stock Award (2)	3/9/15	—	—	—	—	—	—	12,493	227,747
Stock Award (3)	3/9/15	—	—	—	6,247	12,493	24,986	—	227,747
Scott D. Ware
2015 AIP	N/A	138,250	395,000	790,000	—	—	—	—	—
Stock Award (2)	3/9/15	—	—	—	—	—	—	10,550	192,327
Stock Award (3)	3/9/15	—	—	—	5,275	10,550	21,100	—	192,327

(1)	Amounts represent the aggregate grant date fair value of time-based restricted Common Stock and the performance stock units awarded to our NEOs computed in accordance with FASB ASC Topic 718.
(2)	Amounts represent time-vesting restricted Common Stock granted under the Amended 2011 Plan. These awards vest in three equal installments on the first, second and third anniversaries of the grant date.
(3)	Amounts represent performance stock units granted under the Amended 2011 Plan under the 2015 LTIP. The actual value the NEO receives will depend on the number of shares earned and the price of our Common Stock when the shares vest. The performance stock units are subject to a one-year performance period. The performance stock units that are earned after the one-year performance period vested or will vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018.

Outstanding Equity Awards at Fiscal Year End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2015.

	Stock Awards
Name	No. of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares or other rights that have not yet vested (#) (2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($) (3)
James L. Welch
Restricted Stock (4)	126,917	1,799,683	—	—
Performance Stock Units (5)	—	—	141,588	2,007,718

Jamie G. Pierson
Restricted Stock (4)	61,258	868,638	—	—
Performance Stock Units (5)	—	—	50,972	722,783

James A. Fry
Restricted Stock (4)	10,750	152,435	—	—
Performance Stock Units (5)	—	—	21,500	304,870

Darren D. Hawkins
Restricted Stock (4)	17,493	248,051	—	—
Performance Stock Units (5)	—	—	24,986	354,301

Scott D. Ware
Restricted Stock (4)	16,800	238,224	—	—
Performance Stock Units (5)	—	—	21,100	299,198

(1)	The market value of unvested restricted stock awards was calculated based on the per share closing price of our Common Stock of $14.18 on December 31, 2015 (the last business day of 2015).
(2)	Represents the “maximum” number of performance stock units that could have been earned under the 2015 LTIP. The ultimate number of performance stock units issued in February 2016 depended on the number of performance stock units earned and the price of our Common Stock on the actual vesting date.
(3)	Represents the “maximum” number of performance stock units that could have been earned under the 2015 LTIP multiplied by the closing price of our Common Stock of $14.18 on December 31, 2015 (the last business day of 2015). The ultimate value of the performance stock units earned in February 2016 depended on the number of performance stock units earned and the price of our Common stock on the actual vesting date.
(4)

Represents unvested restricted Common Stock granted under the Amended 2011 Plan. For Mr. Welch, includes (i) 70,794 shares of Common Stock granted on March 9, 2015, which vested or vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018 and (ii) 56,123 shares of restricted Common Stock granted on December 30, 2014 in connection with the cancelation of his employment agreement, which vested on February 28, 2016. For Mr. Pierson, includes (i) 25,486 shares of restricted Common Stock granted on March 9, 2015, which vested or vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018 and (ii) 35,772 shares of restricted Common Stock granted on December 30, 2014 in connection with the cancelation of his employment agreement, which vested on February 28, 2016. For Mr. Fry, includes 10,750 shares of restricted Common Stock granted on April 20, 2015, which vested or vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018. For Mr. Hawkins, includes (i) 12,493 shares of restricted

Common Stock granted on March 9, 2015, which vested or vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018 and (ii) 5,000 shares of restricted Common Stock granted on January 14, 2013, which vested or vest in two equal installments on January 14, 2016 and January 14, 2017. For Mr. Ware, includes (i) 1,250 shares of restricted Common Stock granted on August 15, 2012, which vest on August 15, 2016, (ii) 2,500 shares of restricted Common Stock granted on May 22, 2012, which vest on May 22, 2016, (iii) 2,500 shares of restricted Common Stock granted on February 20, 2012, which vested on February 20, 2016 and (iv) 10,550 shares of restricted Common Stock granted on March 9, 2015, which vested or vest in three equal installments on February 23, 2016, February 23, 2017 and February 23, 2018.
(5)	Represents an award of unvested performance stock units granted under the Amended 2011 Plan under the 2015 LTIP. The performance stock units are subject to a one-year performance period ending December 31, 2015. The performance stock units that are earned after the one-year performance period vest in three equal installments on the first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested

The following table displays amounts received through restricted stock vesting during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
James L. Welch	334,233	6,311,272
Jamie G. Pierson	206,291	3,979,616
James A. Fry	—	—
Darren D. Hawkins	22,500	426,975
Scott D. Ware	17,250	323,420

(1)	For Mr. Welch, includes vesting of 30,602 shares of restricted Common Stock granted on December 2, 2011, vesting of 168,369 shares of restricted Common Stock granted on December 30, 2014, vesting of 56,123 shares of restricted Common Stock granted on December 30, 2014, vesting of 2,442 shares of restricted Common stock granted as a makeup award on February 26, 2013, vesting of 60,030 shares of restricted Common Stock granted on February 25, 2014 and vesting of 16,667 shares of restricted Common Stock granted on February 25, 2014. For Mr. Pierson, include vesting of 15,301 shares of restricted Common Stock granted on December 2, 2011, vesting of 107,315 shares of restricted Common Stock granted on December 30, 2014, vesting of 35,772 shares of restricted Common Stock granted on December 30, 2014, vesting of 1,221 shares of restricted Common stock granted as a makeup award on February 26, 2013, vesting of 30,015 shares of restricted Common Stock granted on February 25, 2014 and vesting of 16,667 shares of restricted Common Stock granted on February 25, 2014. For Mr. Hawkins, includes vesting of 2,500 shares of restricted Common Stock granted on January 14, 2013, vesting of 5,000 shares of restricted Common Stock granted on February 26, 2013 and vesting of 15,000 shares of restricted Common Stock granted on March 4, 2014. For Mr. Ware, includes vesting of 2,500 shares of restricted Common Stock granted on February 20, 2012, vesting of 2,500 shares of restricted Common Stock granted on May 22, 2012, vesting of 1,250 shares of restricted Common Stock granted on August 15, 2012, vesting of 6,000 shares of restricted Common Stock granted on February 26, 2013 and vesting of 5,000 shares of restricted Common Stock granted on March 4, 2014.
(2)	Values are based on the closing price of our Common Stock on the vesting date.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2015.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
James L. Welch	Yellow Pension	28	1,092,000	—
Darren D. Hawkins	Yellow Pension	18	166,000	—

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:
(a)	a FASB ASC Topic 715 discount rate of 4.33%;
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension Plan, except that an expected retirement age of 58 for Mr. Welch was used because that is the earliest age at which he may retire under the applicable plan without benefit reduction;
(c)	the RP-2000, projected seven years from the valuation date for annuitant using scale AA, was used as the post-retirement mortality table and no table was used for pre-retirement mortality; and
(d)	a discount percentage of 4.33% was used to calculate the lump sum distribution.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation earned before July 1, 2008. Participants are vested after five years of service.

Mr. Welch and Mr. Hawkins will be entitled to an annual pension benefit (single life annuity) at age 65 of $80,395 and $16,953, respectively. If a participant is age 55 to 65 and has 10 or more years of credited service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60 and 90% at age 64. Mr. Welch, who is 61, is the only current NEO eligible for early retirement under the plan.

Supplemental Retirement Plans

The Code limited covered compensation under the Yellow Corporation Pension Plan to $250,000 in 2012 and imposed maximum annual benefit limitations, which could cause a reduction in the benefits payable under the pension plan. In the future, regulations issued under the Code may adjust these limitations. We have adopted supplemental retirement plans to provide for the payment of benefits to certain plan participants who would lose benefits as a result of present or future Code provisions limiting the benefits payable or the compensation taken into account in computing these benefits, though no NEOs for 2015 are participants under these supplemental retirement plans.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this proxy statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under the terms of our pension plans, described under Pension Benefits above.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2015.

Welch and Pierson Severance Agreements

For purposes of the Welch and Pierson severance agreements, entered into on December 31, 2014, cause means:

•	willful misconduct or gross negligence in the performance of the executive’s duties to the Company;

•	the executive’s continued refusal to substantially perform his material duties to the Company or to follow the lawful directives of the Company’s Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company;

•	the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

•	material breach of the executive’s severance agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within 10 days of notice from the Company.

For purposes of the Welch and Pierson severance agreements, good reason to resign exists if, within 30 days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	a reduction in base salary or target bonus;

•	material diminution in duties or responsibilities or the assignment of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the executive in an enterprise of comparable size and structure;

•	the assignment of duties to the executive that are materially inconsistent with the executive’s position with the Company;

•	a required relocation of the executive’s primary office location of more than fifty (50) miles; or

•	material breach of our obligations under the severance agreement or other material agreement with the executive.

If we terminate an executive’s employment for cause, if an executive resigns without good reason, or upon the executive’s death or disability, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement or other arrangement in which he participates.

If we terminate the employment of Mr. Welch or Mr. Pierson without cause or if either executive terminates his employment for good reason, that executive will be entitled to continued payment of his annual base salary as in effect at the time of termination for 24 months, in the case of Mr. Welch, and 18 months, in the case of Mr. Pierson, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a qualified termination within 12 months of a change of control, each of Mr. Welch and Mr. Pierson will be entitled to (i) a lump sum payment equal to twice the sum of that executive’s then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months and (iii) vesting of outstanding equity awards with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options). Each of Mr. Welch and Mr. Pierson will be entitled to participate in the Company’s annual incentive plan and various health and other benefit plans available to senior executives while each executive remains employed by the Company.

For a period of 12 months following any termination, Mr. Welch and Mr. Pierson have agreed (i) not to compete with us and (ii) not to solicit our customers or employees and not to interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Welch and Mr. Pierson if they breach any of these restrictive covenants.

Executive Separation Guidelines

The Compensation Committee may provide severance and change of control compensation under the Severance Policy. See Compensation Discussion and Analysis—Executive Separation Guidelines and Severance Policy.

Equity Award Agreements

Prior Restricted Stock Award Agreements

Our NEOs are parties to restricted stock award agreements. These agreements entered into before 2015 provide that if the NEO’s employment terminates prior to vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated for any reason other than death or disability, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, all unvested restricted Common Stock will immediately vest. Change of control is defined in the prior restricted stock agreements as:

•	a third person, including a group as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires our shares after the grant date that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of our stock;

•	a third person, including a group as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) our shares after the grant date and as a result thereof becomes the beneficial owner of our shares having 35 percent or more of the total voting power of our stock; or

•	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board before the date of such appointment or election.

2015 Restricted Stock Award Agreement

Our NEOs are parties to the new form of restricted stock agreement, adopted by the Compensation Committee on March 9, 2015. These agreements provide that if the NEO’s employment terminates prior to vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated by the Company in a Qualifying Termination (as defined below), an additional number of shares of restricted Common Stock will vest equal to the number of shares of restricted Common Stock that would have vested on the next regularly scheduled vesting following such termination date had the executive’s employment continued until such time, multiplied by a fraction, the numerator of which is the number of days since the most recent prior vesting date that has elapsed prior to such termination, and the denominator of which is 365. Qualifying Termination is defined in the restricted stock agreement as a termination of the executive’s employment by the Company without cause or a termination of the executive’s service by the executive for good reason. Cause is defined in the restricted stock agreement as (i) the executive’s willful misconduct or gross negligence in the performance of his or her duties to the Company; (ii) the executive’s continued refusal to substantially perform his or her material duties to the Company or to follow the lawful directives of the Company’s Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company; (iii) the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (v) material breach of the restricted stock agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten (10) days of notice from the Company. Good reason is defined in the restricted stock agreement as the occurrence of any of the following events: (i) reduction in the executive’s base salary or target bonus, (ii) any material diminution in the executive’s titles, duties or responsibilities or the assignment to him of duties or responsibilities that materially impairs his ability to perform the duties or responsibilities then assigned to the executive or normally assigned to someone in his or her role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the executive that are materially inconsistent with the his or her position with the Company, or (iv) a material breach of the restricted stock agreement or any other material, written agreement with the executive.

If the executive’s employment is terminated for any reason other than death, disability or in a Qualifying Termination, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, if the executive’s employment is terminated by the Company in a Qualifying Termination within twelve months following such change of control, all unvested restricted Common Stock will immediately vest. Change of control is defined in the 2015 restricted stock agreements as:

•

any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company that does not constitute a change in control thereunder;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s Stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•	a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially by the same proportions as their ownership of Common Stock of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a change in control of the Company; or

•	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

2015 Performance Stock Unit Award Agreements

Our NEOs who received performance stock unit awards in 2015 are parties to the performance stock unit agreement, adopted by the Compensation Committee on March 9, 2015. On February 26, 2016, the Compensation Committee adopted a new form of performance stock unit agreement for performance stock unit awards made in 2016. The following description is of the performance stock unit agreement adopted on March 9, 2015.

The performance stock unit agreement provides that if the NEO’s employment terminates following the first vesting date (as defined in each executive’s agreement) but prior to fully vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated with the Company pursuant to a Qualifying Termination (as defined above), then the time-based condition shall be deemed satisfied with respect to an additional number of performance stock units at the actual level earned based on performance during the performance period in an amount equal to the product of (A) the number of performance stock units that would have satisfied the time-based condition upon the next regularly scheduled time-based vesting date had the executive’s service with the Company continued through such time, and (B) a fraction, the numerator of which is the number of days that have elapsed since the most recent time-based vesting date prior to such Qualifying Termination (or, if the Qualifying Termination occurs prior to the first vesting date, since the completion of the previous calendar year) and the denominator of which is 365.

If the executive’s employment is terminated for any reason other than death, disability or in a Qualifying Termination (as defined above), all unvested stock awards will be forfeited; provided however, that in the event of the executive’s termination following the first vesting date but prior to the date the Compensation Committee determines the level at which the performance condition is satisfied (Certification Date), the performance stock units that satisfied the time-based condition upon the first vesting date shall remain outstanding until the Certification Date and have the opportunity to satisfy the performance condition upon the Certification Date.

Upon a change of control (as defined in the 2015 restricted stock award agreement), if the executive’s employment is terminated by the Company in a Qualifying Termination within 12 months of such change of control, the time based condition shall be deemed fully satisfied with respect to any performance stock units outstanding at such time. Furthermore, in the event that such Qualifying Termination occurs prior to December 31st of the year of such change in control, the performance condition for such executive shall be deemed satisfied at the target level.

The following table estimates the value of payments and benefits that would become payable or accrue to our NEOs as of December 31, 2015 under the scenarios described below, in each case based on the assumptions described in the footnotes to the table.

		Type of Payment (1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)		Other Payments ($)(4)	Gross-Up and Excise Tax Payments ($)	Total Payments ($)
James L. Welch	Termination upon Qualifying Termination	1,700,000	(5)	846,645	(9)	31,561	—	2,578,206
	Termination upon Death or Disability	—		1,799,683	(10)	—	—	1,799,683
	Change of Control with No Termination or with non-Qualifying Termination	—		795,824	(11)	—	—	795,824
	Change of Control with Qualifying Termination	3,825,000	(6)	2,803,542	(12)	31,561	—	6,660,103

Jamie G. Pierson	Termination upon Qualifying Termination	918,000	(7)	304,799	(9)	31,561	—	1,254,360
	Termination upon Death or Disability	—		868,638	(10)	—	—	868,638
	Change of Control with No Termination or non-Qualifying Termination	—		507,247	(11)	—	—	507,247
	Change of Control with non-Qualifying Termination	2,448,000	(6)	1,230,030	(12)	31,561	—	3,709,591

James A. Fry	Termination without Cause Resignation for Good Reason	555,000 —	(8)	128,556 128,556	(9) (9)	— —	— —	683,556 128,556
	Termination upon Death or Disability	—		152,435	(10)	—	—	152,435
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—	—	—
	Change of Control with Termination without Cause	555,000	(8)	304,870	(12)	—	—	859,870
	Change of Control with Resignation for Good Reason	—		304,870	(12)	—	—	304,870

Darren D. Hawkins	Termination without Cause Resignation for Good Reason	721,500 —	(8)	149,400 149,400	(9) (9)	— —	— —	870,900 149,400
	Termination upon Death or Disability	—		248,051	(10)	—	—	248,051
	Change of Control with No Termination or with non-Qualifying Termination	—		70,900	(11)	—	—	70,900
	Change of Control with Termination without Cause	721,500	(8)	425,201	(12)	—	—	1,146,701
	Change of Control with Resignation for Good Reason	—		425,201	(12)	—	—	425,201

		Type of Payment (1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)		Other Payments ($)(4)	Gross-Up and Excise Tax Payments ($)	Total Payments ($)
Scott D. Ware	Termination without Cause Resignation for Good Reason	592,500 —	(8)	126,159 126,159	(9) (9)	— —	— —	718,659 126,159
	Termination upon Death or Disability	—		238,224	(10)	—	—	238,224
	Change of Control with No Termination or with non-Qualifying Termination	—		88,625	(11)	—	—	88,625
	Change of Control with Termination without Cause	592,500	(8)	387,823	(12)	—	—	980,323
	Change of Control with Resignation for Good Reason	—		387,823	(12)	—	—	387,823

(1)	Excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.
(2)	The value of the post-termination compensation included in the Cash Severance column for Messrs. Fry, Hawkins and Ware are contemplated by the Severance Policy. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion.
(3)	The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The payment was calculated based upon the $14.18 closing price of our Common Stock on December 31, 2015.
(4)	Pursuant to their severance agreements, Messrs. Welch and Pierson are entitled to reimbursement of up to eighteen months of COBRA premiums paid by that executive.
(5)	This amount represents post-termination compensation of an amount equal to 200% of annual base salary, payable in 24 monthly installments pursuant to Mr. Welch’s severance agreement.
(6)	This amount represents payment of an amount equal to 2.0 multiplied by the sum of the executive’s then-current rate of base salary plus the executive’s target bonus under the annual incentive plan for the year of termination.
(7)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to Mr. Pierson’s severance agreement.
(8)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to the Severance Policy.
(9)	This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from February 23, 2015 through December 31, 2015) of restricted stock granted in 2015 plus (b) the pro-rata number of performance stock units (from February 23, 2015 through December 31, 2015) adjusted based on actual 2015 performance (196.0% of target level). See Compensation Discussion and Analysis—Description of Compensation Components—2015 Long-Term Incentive Plan (2015 LTIP) for a discussion of how performance stock units awards are adjusted based on actual performance. This amount does not include any shares granted prior to 2015.
(10)	This amount represents the acceleration of vesting of all shares of restricted stock outstanding as of December 31, 2015. This amount does not include any performance stock units.
(11)	This amount represents the acceleration of vesting of all shares of restricted stock outstanding as of December 31, 2015 that were granted before 2015. All shares of restricted stock and all performance stock units granted in 2015 and thereafter are subject to a double-trigger feature, and thus, do not accelerate upon a change of control unless there is a Qualifying Termination within twelve months of the change of control.
(12)	This amount represents the acceleration of vesting of all shares of restricted stock and performance stock units outstanding as of December 31, 2015.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 on our compensation plans under which equity securities are authorized for issuance. All share amounts have been adjusted to reflect our 1-for-300 reverse stock split on December 1, 2011. The table does not reflect issuances made during 2016.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price per share of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by Stockholders	1,014,799	(1)	$3,642	(2)	2,896,833	(3)
Equity compensation plans not approved by Stockholders	—		—		—

Total	1,014,799		$3,642		2,896,833

(1)	Includes 33,099 shares issuable upon the exercise of stock options and 981,700 shares issuable upon vesting of restricted Common Stock, RSUs and performance stock units.
(2)	Does not take into account shares issuable upon vesting of restricted Common Stock, RSUs or performance stock units, which have no exercise price.
(3)	Represents 2,896,833 shares available for issuance under our Amended 2011 Plan.

Audit & Ethics Committee Report

The Audit & Ethics Committee (the Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the NASDAQ Listing Rules), met five times in 2015 and operates under a written charter last amended by the Board in July 2015, which is available on the Board Committee Charters and Code of Conduct page of our website at www.yrcw.com. As provided in the Charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements included in the 2015 Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of our financial reporting as of and for the year ended December 31, 2015 and the effectiveness of our system of internal controls as of December 31, 2015.

The Committee reviewed with the independent registered public accounting firm, KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, the independent registered public accounting firm, Company management and the Company’s general counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2016 fiscal year.

Raymond J. Bromark, Chairman

Douglas A. Carty

Robert L. Friedman

Audit and Audit-Related Fees

The following fees were paid to KPMG for 2015 and 2014:

	2015	2014
Audit fees (1)	$2,760,000	$2,990,669
Audit-related fees (2)	127,500	80,000
Tax fees	—	—
All other fees (3)	—	346,645

Total	$2,887,500	$3,417,314

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consist of employee benefit plan audits.
(3)	Represents fees related to a tire procurement consulting project.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chairman of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any approval by the Chairman must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit and audit-related services and fees for 2015. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

The Audit & Ethics Committee determined that the level of KPMG’s fees for providing audit-related services is compatible with maintaining KPMG’s independence.

Certain Relationships and Related Transactions

Related Party Transaction Policies and Procedures

Our Board of Directors has adopted a Related Party Transaction Policy. Our Related Party Transaction Policy requires that a Related Party (as defined as in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to our Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of our Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly-scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, our Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any vote on a Related Party Transaction in which they have an interest.

Related Person Transactions

There were no related party transactions in 2015 that require reporting under the SEC disclosure rules.

PROPOSAL 2

ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement. As selected by our Stockholders at the 2011 Annual Meeting and approved by our Board, advisory votes on executive compensation are held annually. The next scheduled advisory vote on executive compensation and the next scheduled advisory vote on the frequency of future say-on-pay votes are at the 2017 Annual Meeting.

Executive compensation is an important issue for our Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted a market-based executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high-caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of our Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for fiscal year 2016. KPMG has confirmed to the Audit & Ethics Committee that they are independent accountants with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG will be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2016, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

10990 ROE AVENUE OVERLAND PARK, KS 66211 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 25, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 25, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 25, 2016 in order to be counted. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M65836-P46798 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY YRC WORLDWIDE INC. For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors of YRC Worldwide Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company. All All Except 1. Election of Directors (term expires 2017) Nominees: 01) Raymond J. Bromark 05) Michael J. Kneeland 02) Matthew A. Doheny 06) James L. Welch 03) Robert L. Friedman 07) James F. Winestock 04) James E. Hoffman 08) Patricia M. Nazemetz For Against Abstain 2. Advisory vote to approve named executive officer compensation. 3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Website available 24 hours a day, 7 days a week Reminder: Electronic Voting is also available. You may vote these shares by telephone or over the Internet. Voting electronically is quick, easy, and also saves the Company money. Just follow the instructions on your Proxy Card. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2016: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M65837-P46798 YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James L. Welch and James A. Fry, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock and Series A Voting Preferred Stock of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on April 26, 2016 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of YRC Worldwide Inc. and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)

10990 ROE AVENUE OVERLAND PARK, KS 66211 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 19, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 19, 2016 in order to be counted. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M65840-P46798 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY YRC WORLDWIDE INC. For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors of YRC Worldwide Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company. All All Except 1. Election of Directors (term expires 2017) Nominees: 01) Raymond J. Bromark 05) Michael J. Kneeland 02) Matthew A. Doheny 06) James L. Welch 03) Robert L. Friedman 07) James F. Winestock 04) James E. Hoffman 08) Patricia M. Nazemetz For Against Abstain 2. Advisory vote to approve named executive officer compensation. 3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Website available 24 hours a day, 7 days a week Reminder: Electronic Voting is also available. You may vote these shares by telephone or over the Internet. Voting electronically is quick, easy, and also saves the Company money. Just follow the instructions on your Proxy Card. Participants in the Teamster-National 401(k) Savings Plan have the right to direct the Board of Trustees of the Teamster-National 401(k) Savings Plan regarding how to vote the shares of YRC Worldwide Inc. common stock attributable to these individual accounts at the Annual Meeting of Stockholders to be held April 26, 2016. Shares attributable to participant accounts will be voted as directed. If a participant’s vote is not received by April 19, 2016, shares attributable to that participant’s account will be voted in proportion to directions received from other plan participants. Participant votes are tabulated confidentially. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2016: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. —— M65841-P46798 YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James L. Welch and James A. Fry, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on April 26, 2016 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of YRC Worldwide Inc. and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)